Exhibit 10.2

March 27, 2012

Graco Inc.

88 11th Avenue NE

Minneapolis, Minnesota 55413

Re:	Amendment and Restatement of Amendment No. 1 to Note Agreement

Ladies and Gentlemen:

Reference is made to that certain (i) Note Agreement, dated as of March 11, 2011 (the “Note Agreement”), between Graco Inc., a Minnesota corporation (the “Company”), on the one hand, and The Prudential Insurance Company of America, Gibraltar Life Insurance Co., Ltd., The Prudential Life Insurance Company, Ltd., Forethought Life Insurance Company, RGA Reinsurance Company, MTL Insurance Company and Zurich American Insurance Company (collectively, the “Noteholders”), on the other hand, and (ii) Amendment No. 1 to Note Agreement, dated May 23, 2011 (the “Original Amendment No. 1”), between the Company and the Noteholders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Note Agreement.

The amendments to the Note Agreement set forth in Section 1 of the Original Amendment No. 1 have not yet become effective since the condition precedent to their effectiveness set forth in Section 2.2 thereof has not yet been satisfied. The Company has requested that the Original Amendment No. 1 be amended and restated as set forth below. Subject to the terms and conditions hereof, the undersigned holders of the Notes are willing to agree to such request. Accordingly, and in accordance with the provisions of paragraph 11C of the Note Agreement, the parties hereto agree that the Original Amendment No. 1 be amended and restated in its entirety to read as follows effective upon the execution and delivery of this letter agreement by the Noteholders, the Company and each Guarantor:

SECTION 1. Amendments to the Note Agreement. Effective upon the Effective Date (as defined in Section 2 below), the parties hereto agree that the Note Agreement is amended as follows:

1.1. The reference to “90” in clause (ii) of paragraph 5A of the Note Agreement is amended to be “75”.

1.2. Paragraphs 5M and 5N of the Note Agreement are added to the Note Agreement to read as follows:

“5M. Pledge Agreements. The Company covenants that if at any time the Company or any Domestic Subsidiary owning stock or Ownership Interests of a Material Foreign Subsidiary is required to secure the obligations under a Primary Credit Facility with a security interest in such stock or Ownership Interest of such Material Foreign Subsidiary, the Company will promptly execute, or cause such

Domestic Subsidiary owning such stock or Ownership Interests of a Material Foreign Subsidiary to promptly execute, a pledge agreement to pledge to the Collateral Agent for the benefit of the holders of the Notes and other secured parties pursuant to the Intercreditor Agreement with respect to the lesser of (i) 65% of the outstanding stock or other Ownership Interests of a Material Foreign Subsidiary, or (ii) all of the stock or other Ownership Interests of such Material Foreign Subsidiary owned by the Company or such Domestic Subsidiary at any time. The Company further agrees that within sixty (60) days after the date on which initial loans under the Credit Agreement are made, unless such action is prohibited by the Hold Separate Order or any related requirement of the Federal Trade Commission or the Federal Trade Commission opposes such action, it will deliver to the Collateral Agent all such pledge agreements as may be required to the extent necessary to grant the Collateral Agent a security interest in 65% of the outstanding stock or other Ownership Interests of each First-Tier Foreign Subsidiary that is a Material Subsidiary, together (to the extent available and applicable) with appropriate corporate resolutions and other documentation (including the certificates representing the stock or Ownership Interests of such Material Foreign Subsidiary subject to such pledge, executed assignments separate from the certificates (stock powers) for such certificates with respect to any such Material Foreign Subsidiary thereto executed in blank, such other documents as shall be reasonably requested to perfect the Lien of such pledge under the laws of the United States or any applicable state thereof, and, if the lenders under a Primary Credit Facility have received similar legal opinions, opinions of counsel addressed to the holders of the Notes), in each case in form and substance reasonably satisfactory to the Required Holder(s), and in a manner that the Required Holder(s) shall be reasonably satisfied that the Collateral Agent has a first priority perfected pledge of or charge over the Ownership Interest pledged pursuant to such pledge agreements.

5N. Finishing Group Acquisition.

(i) Upon satisfaction of the conditions precedent to initial loans under the Credit Agreement set forth in Section 6.2 thereof, the Company may consummate the Finishing Group Acquisition at any time, provided that the following additional conditions are satisfied:

(a) The Company shall provide evidence satisfactory to the Required Holder(s) that (x) the Federal Trade Commission has permitted the Finishing Group Acquisition to proceed, subject to the Hold Separate Order, (y) the final terms and conditions of each aspect of the Hold Separate Order and all related documentation shall be satisfactory to the Required Holder(s) and shall have been approved by the Federal Trade Commission, and (z) the Company has received all other governmental, shareholder and third party consents necessary in connection with the Finishing Group Acquisition, with the exception of any such consents for which the Required Holder(s) have waived receipt.

(b) The final terms and conditions of each aspect of the Finishing Group Acquisition shall be satisfactory to the Required Holder(s), the Finishing Group Purchase Agreement pursuant to which the Finishing Group Acquisition is to be consummated shall be satisfactory to the Required Holder(s) and shall provide for a maximum acquisition consideration of $650,000,000 plus any working capital, net asset, and cash/debt adjustments provided for under the Finishing Group Purchase Agreement plus transaction costs, and the Company will deliver to the Required Holder(s) a certificate signed by a Responsible Officer confirming that there have been no material modifications to the Finishing Group Purchase Agreement and confirming that the Finishing Group Acquisition will be consummated in accordance with the terms of the Finishing Group Purchase Agreement.

(c) The Company shall have delivered to the Required Holder(s) the audited financial statements for the assets and equity interests being purchased in the Finishing Group Acquisition for the fiscal year ending December 31, 2010, which shall not be inconsistent in any material respect with the unaudited financial statements with respect to such assets and equity interests previously delivered to the Company.

(d) The portions of the Finishing Group Acquisition not subject to the Hold Separate Order shall comply with all terms, conditions and requirements of the definition of ‘Material Subsidiary’ and paragraph 5M.

(e) Concurrently with the consummation of the Finishing Group Acquisition:

(A) The Company shall cause any Material Domestic Subsidiary that is not a Hold Separate Subsidiary to become a Guarantor and to execute and deliver a Guaranty Agreement in the form of Exhibit C-1 hereto (or a joinder to Guaranty Agreement in the form of the exhibit attached thereto) to the holders of the Notes.

(B) Except to the extent that (i) such pledge is prohibited by the Hold Separate Order or any related requirement of the Federal Trade Commission, or (ii) the Federal Trade Commission opposes such pledge, the Company shall pledge, or shall cause any Domestic Subsidiary owning the Ownership Interests of a Material Domestic Subsidiary that is a Hold Separate Subsidiary to pledge all such Ownership Interests in such Material Domestic Subsidiary to the Collateral Agent for the benefit of the holders of the Notes and the other secured parties pursuant to the Intercreditor Agreement.

(D) Prior to the end of the Hold Separate Period, the Company shall have no obligation under this paragraph 5N(i)(e) with respect to any Material Domestic Subsidiary that is a Hold Separate Subsidiary but for which no pledge is required above.

(ii) The Company shall observe all terms, conditions, covenants and obligations under the Hold Separate Order at all times during the Hold Separate Period. To the extent that pledge of Ownership Interests granted pursuant to paragraph 5M or this paragraph 5N is subsequently prohibited or opposed by the Federal Trade Commission, the Required Holder(s) will release such pledge to the extent necessary to conform to the requirements of the Hold Separate Order and the related requirements of the Federal Trade Commission.”

1.3. Paragraph 6A of the Note Agreement is amended in its entirety to read as follows:

“6A. Financial Covenants.

6A(1). Cash Flow Leverage Ratio. The Company will not permit the Cash Flow Leverage Ratio, as of the end of any fiscal quarter of the Company, to exceed 3.25 to 1.00; provided, however, that, in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000 (including the Finishing Group Acquisition), the maximum Cash Flow Leverage Ratio, with prior notice to the holders of the Notes, shall increase to 3.75 to 1.00 for the four fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs, so long as (i) the Company is in pro forma compliance herewith at such 3.75 to 1.00 level before and after giving effect to such Permitted Acquisition and (ii) after any such Permitted Acquisition that results in an increase to the 3.75 to 1.00 level, the Cash Flow Leverage Ratio permitted under this paragraph 6A(1) shall decrease to 3.25 to 1.00 for at least one fiscal quarter before becoming eligible to again increase to 3.75 to 1.00 for a new period of four consecutive fiscal quarters (with the understanding that any Permitted Acquisition occurring during such fiscal quarter would be required to comply with the 3.25 to 1.00 ratio).

6A(2). Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 3.00 to 1.00; provided, however, that, in connection with any Permitted Acquisition for which the purchase consideration equals or exceeds $200,000,000 (including the Finishing Group Acquisition), the minimum Interest Coverage Ratio, with prior notice to the holders of the Notes, shall decrease to 2.50 to 1.00 for the four fiscal quarter period beginning with the quarter in which such Permitted Acquisition occurs, so long as (i) the Company is in pro forma compliance herewith at such 2.50 to 1.00 level before and after giving effect to such Permitted Acquisition and (ii) after any such Permitted Acquisition that results in a decrease to the 2.50 to 1.00 level, the Interest Coverage Ratio permitted under this paragraph 6A(2) shall increase to 3.00 to 1.00 for at least one fiscal quarter before becoming eligible to again decrease to 2.50 to 1.00 for a new period of four consecutive fiscal quarters (with the understanding that any Permitted Acquisition occurring during such fiscal quarter would be required to comply with the 3.00 to 1.00 ratio).”

1.4. Clause (vii) of paragraph 6C of the Note Agreement is amended to add the following sentence at the end thereof:

“For the avoidance of doubt, the sale of all or any portion of the Hold Separate Business, the Ownership Interests thereof and the assets thereof, through one or a series of transactions, shall be permitted, in each case without counting toward the 10.00% Consolidated Asset test set forth in this clause (vii).”

1.5. Clause (iii) of paragraph 6L of the Note Agreement is hereby deleted.

1.6. The reference “subject to paragraph 11W” appearing in clause (iii) of paragraph 7A of the Note Agreement is hereby deleted.

1.7. Clause (xiii) of paragraph 7A of the Note Agreement is amended in its entirety to read as follows:

“(xiii) if (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, or (c) any Plan is in “at-risk status” (within the meaning of section 430(i)(4) of the Code) and the aggregate value of the liabilities of all Plans that are in at-risk status exceeds the aggregate value of the assets of all Plans that are in at-risk status by more than $50,000,000 (with liabilities and assets valued in the manner used to determine the funding target attainment percentage under Section 430 of the Code (disregarding the special rules contained in Section 430(i)(1)(B)), (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and, if such event or events are events described in clauses (a), (b) or (d) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or”

1.8. Paragraph 10B of the Note Agreement is hereby amended by amending and restating, or inserting in the appropriate alphabetical sequence, as the case may be, the following definitions:

“Change of Control” shall mean

(i), either (a) the acquisition by any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Company or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of beneficial ownership (as defined in Rules 13d-3 and 13d-4 of the Securities and Exchange Commission, except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the voting power of the then-outstanding voting capital stock of the Company; or (b) a change in the composition of the board of directors of the Company such that continuing directors cease to constitute more than 50% of such board of directors. As used in this definition, “continuing directors” means, as of any date, (1) those members of the board of directors of the Company who assumed office prior to such date, and (2) those members of the board of directors of the Company who assumed office after such date and whose appointment or nomination for election by the Company’s shareholders was approved by a vote of at least 50% of the directors of the Company in office immediately prior to such appointment or nomination; or (ii) a “change of control” or any similar event shall occur under, and as defined in documents pertaining to, any Indebtedness in excess of $10,000,000 in the aggregate (other than the Notes) of the Company or any Material Subsidiary.

“Collateral Agent” shall mean U.S. Bank National Association in its capacity as Collateral Agent under the Intercreditor Agreement, or any successor in such capacity.

“Contingent Obligation” means, with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (ii) to purchase property, securities, Ownership Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (iv) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation”

shall not include endorsements for collection or deposit, in each case in the ordinary course of business, and shall not include earn-outs in connection with Permitted Acquisitions and other acquisitions not prohibited hereby.

“Credit Agreement” shall mean that certain Credit Agreement dated as of May 23, 2011, among the Company, the Borrowing Subsidiaries defined therein, the Banks named therein, U.S. Bank National Association, as Administrative Agent and JPMorgan Chase Bank N.A., as Syndication Agent, as amended by First Amendment thereof dated March 27, 2012, and as such agreement is further amended, restated, supplemented or otherwise modified or extended, renewed or refinanced from time to time.

“EBITDA” means, for any period of determination, the consolidated net income of the Company and its Subsidiaries, plus, to the extent subtracted in determining consolidated net income and without duplication, (i) Interest Expense, (ii) depreciation, (iii) amortization, (iv) income tax expense, (v) extraordinary, non-operating or noncash charges and expenses for (including but not limited to non-cash stock compensation expense, non-cash pension expense, workforce reduction or other restructuring charges, and transaction costs, fees and charges incurred in connection with the acquisition of any substantial portion of the Ownership Interests or assets of, or a line of business or division of, another Person, including any merger or consolidation with such other Person), minus, the aggregate amount of extraordinary, non-operating or non-cash gains and income (including, without limitation, extraordinary or nonrecurring gains, gains from the discontinuance of operations and gains arising from the sale of assets other than inventory, all as determined in accordance with GAAP). For purposes of calculating EBITDA, with respect to any period of determination, (i) Permitted Acquisitions that have been made by the Company and its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period of determination shall be deemed to have occurred on the first day of the period of determination; provided that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases, shall be used for such calculation; and provided, further, that the EBITDA of the Person so acquired attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the end of such period of determination, shall be excluded, and (ii) dispositions that have been made by the Company and its Subsidiaries during the period of determination shall be deemed to have occurred on the first day of the period of determination; provided that the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such disposition for such period of increased by an amount equal to the EBITDA (if negative) attributable thereto for such period. Notwithstanding the requirements of GAAP, to the extent the Company does not have access to the EBITDA of the Hold Separate Business or any portion thereof, such EBITDA or such portion thereof shall not be included in the calculation of EBITDA hereunder, and to the extent the Company does have access to the EBITDA of the Hold Separate Business or any portion thereof

(regardless of whether the Company actually receives the value of any such earnings of the Hold Separate Business or such portion thereof, either through a dividend, distribution, or otherwise), such EBITDA or such portion thereof shall be included in the calculation of EBITDA hereunder provided that, if the Hold Separate Subsidiary in which such Hold Separate Business is maintained that has generated such EBITDA is a Material Subsidiary, the Ownership Interest of such Hold Separate Subsidiary is pledged to secure such obligations pursuant to paragraph 5M or paragraph 5N (it being understood and agreed that (i) EBITDA generated by a First-Tier Foreign Subsidiary that is a Material Subsidiary shall in any event be included until the lapse of 60 days after the date which the initial loans are made under the Credit Agreement, and (ii) EBITDA generated by a Hold Separate Subsidiary that is not a Material Subsidiary will at all times be included).

“Finishing Group Acquisition” shall mean the acquisition by the Company of substantially all of the domestic and foreign assets and foreign equity interests relating to the Finishing Business (as defined in the Finishing Group Purchase Agreement) of Illinois Tool Works Inc. and its subsidiaries, through one or a series of transactions.

“Finishing Group Purchase Agreement” means the Asset Purchase Agreement, dated as of April 14, 2011, by and among the Company, Graco Holdings Inc., Graco Minnesota Inc., Illinois Tool Works Inc. and ITW Finishing LLC, as the same may be amended, supplemented or restated from time to time, in each case in a manner acceptable to the Required Holder(s).

“First-Tier Foreign Subsidiary” shall mean a Foreign Subsidiary, the stock or other Ownership Interests of which are held by the Company or by a Domestic Subsidiary.

“FTC Orders” shall mean (i) the Agreement Containing Consent Orders among the Company, Illinois Tool Works Inc., ITW Finishing LLC and the Federal Trade Commission, entered in Federal Trade Commission Docket No. 9350, (ii) the Agreement among the Company, Illinois Tool Works Inc., ITW Finishing LLC and the Federal Trade Commission, entered in Federal Trade Commission Docket No. 9350, and (iii) the Hold Separate Order.

“Hold Separate Order” shall mean the Order to Hold Separate and Maintain Assets, dated as of March 26, 2012, issued by the United States Federal Trade Commission in the Matter of Graco Inc., Illinois Tool Works Inc., and ITW Finishing LLC, the terms and conditions of which shall be reasonably acceptable to the Required Holder(s), and each other document or order in connection therewith.

“Hold Separate Business” has the meaning set forth in the Hold Separate Order.

“Hold Separate Period” has the meaning set forth in the Hold Separate Order.

“Hold Separate Subsidiary” means a Subsidiary all or any part of the assets of which constitute part of the Hold Separate Business.

“Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement, dated as of May 23, 2011, by and among U.S. Bank National Association, as the administrative agent under the Credit Agreement, U.S. Bank National Association, as the collateral agent appointed pursuant to the terms and conditions thereof, and the holders of the Notes, as such agreement is amended, restated, modified or supplemented from time to time.

“Interest Expense” shall mean, for any period of determination, the aggregate consolidated amount, without duplication, of interest expense determined in accordance with GAAP excluding amortization of financing fees to the extent included in interest expense but specifically including (i) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (ii) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (iii) Rate Hedging Obligations, in each case determined in accordance with GAAP. Notwithstanding the foregoing, for the first four fiscal quarters following the consummation of a Material Acquisition, Interest Expense shall be adjusted, on a basis acceptable to the Required Holder(s), to give effect to any such acquisition as if it had occurred on the first day of the measurement period.

“Material Acquisition” means a Permitted Acquisition by the Company or a Subsidiary where total consideration for such acquisition exceeds $25,000,000.

“Material Domestic Subsidiary” shall mean any Domestic Subsidiary that is a Material Subsidiary.”

“Material Subsidiary” means any Subsidiary designated as such by the Company to the holders of the Notes from time to time, provided, that if, upon delivery of the annual or quarterly consolidated financial statements of the Company under paragraph 5A(i) or (ii), the book value (net of reserves) of the assets of all Subsidiaries that are not Material Subsidiaries (determined based on the consolidated quarterly or annual balance sheet of the Company and its Subsidiaries, but after giving effect, without duplication, to the elimination of the asset component of minority interests, if any in such Subsidiaries) shall exceed 10% of Consolidated Assets as determined based on such quarterly or annual balance sheet, the Company shall promptly designate an additional Material Subsidiary or additional Material Subsidiaries so that, after giving effect to such designation, such requirement shall have been met. Solely for purposes of making any determination under this definition, the book value (net of reserves) of any First-Tier Foreign Subsidiary shall be determined on a combined basis with the book value (net of reserves) of each Second-Tier Foreign Subsidiary in which such First-Tier Foreign Subsidiary directly or indirectly holds stock or other Ownership Interests, and the book value (net of reserves) of each Second-Tier Foreign Subsidiary shall in all other respects be disregarded. In no event shall any Second-Tier Foreign Subsidiary itself be deemed a Material Subsidiary.

“Material Foreign Subsidiary” shall mean any Foreign Subsidiary that is a Material Subsidiary.

“Permitted Acquisition” shall mean the acquisition by the Company or a Subsidiary of all or substantially all of the Ownership Interests or assets of any other Person (including by merger) or of all or substantially all of the assets of a division, business unit, product line or line of business of any other Person, provided that (i) following such acquisition, the Company shall be in compliance with paragraph 6G hereof, (ii) such acquisition shall occur at a time that no Event of Default shall have occurred and continued hereunder and no Event of Default shall result therefrom, (iii) if it is an acquisition of Ownership Interests and a new Material Subsidiary is thereby created, such Material Subsidiary shall become a Guarantor or the Company or Subsidiary that is the owner thereof shall have pledged the Ownership Interest thereof, if so required by paragraph 5K or 5M hereof, (iv) such acquisition shall be consummated on a non-hostile basis and shall have been approved by the board of directors (or similar governing body) of any Person acquired, and (v) the Company shall have furnished to the holders of the Notes a certificate signed by a Responsible Employee demonstrating in reasonable detail pro forma compliance with the financial covenants contained in paragraphs 6A(1), 6A(2) and 6J for the applicable calculation period, in each case, calculated as if such acquisition, including the consideration therefor, had been consummated on the first day of such period. For the avoidance of doubt, regardless of whether the requirements set forth in this definition have been met with respect to the Finishing Group Acquisition, the Finishing Group Acquisition shall be deemed a Permitted Acquisition.”

“Pledge Agreement” has the meaning given in Amendment No. 1 to this Agreement.

“Rate Hedging Obligations” means any and all obligations and exposure of the Company and its Subsidiaries under (i) any and all agreements, devices or arrangements designed to protect the Company or any Subsidiary from the fluctuations of interest rates or currencies, including interest rate or foreign exchange agreements, interest rate or currency cap or collar protection agreements, and interest rate and currency options, puts and warrants, determined on a net, mark-to-market basis, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Second-Tier Foreign Subsidiary” means a Foreign Subsidiary other than a First-Tier Foreign Subsidiary.”

“Senior Creditor” means any Person that (i) from time to time extends credit to the Company that is not subordinate or junior in right of payment or Lien priority to the Notes and the other obligations under this Agreement and the other Transaction Documents, (ii) extends credit that constitutes a Primary Credit Facility and (iii) becomes a party to and is bound by the terms of the Intercreditor Agreement (including, without limitation, all limitations set forth therein).

1.9. The following definition is deleted from paragraph 10B of the Note Agreement:

“Significant Acquisition”

1.10. Paragraph 11V is amended by adding the following sentence to the end thereof:

“In addition, if a Material Foreign Subsidiary, 65% of the Ownership Interests of which are pledged to the Collateral Agent (such Subsidiary referred to as a “Restructured Foreign Subsidiary”), becomes a direct or indirect wholly owned Subsidiary of a First-Tier Foreign Subsidiary (such First-Tier Foreign Subsidiary being referred to herein as a “Foreign Holding Subsidiary”), the holders of the Notes hereby authorize the Collateral Agent to release such pledge of the Ownership Interests of such Restructured Subsidiary if requested by the Company, provided that (a) at least 65% of the outstanding Ownership Interests of such Foreign Holding Subsidiary are pledged to the Collateral Agent pursuant to the Pledge Agreement and (b) no holder of any Indebtedness outstanding under any Primary Credit Facility shall have received any release, waiver or similar fees for the foregoing release unless the holders of the Notes receive fees on a pro rata basis in proportion to the relative outstanding principal amounts of the Notes and the principal amount of the Indebtedness outstanding under such Primary Credit Facility (including, in the case of a revolving credit facility, the aggregate principal amount of additional loans that the lenders are legally committed to fund thereunder).”

1.11. Paragraph 11W of the Note Agreement is hereby deleted.

1.12. Schedule 8A(1) to the Note Agreement is replaced by Schedule 8A(1) attached to this letter agreement.

SECTION 2. Effectiveness. The amendments in Section 1 of this letter agreement shall become effective on the date (the “Effective Date”) that each of the following conditions has been satisfied:

2.1. Documents. Each Noteholder shall have received original counterparts of this letter agreement executed by the Noteholders, the Company and each Guarantor.

2.2. Credit Agreement Amendment. Each Noteholder shall have received copies of the executed amendment to the Credit Agreement (as defined in the Note Agreement as amended hereby) in form and substance satisfactory to each Noteholder, the Credit Agreement shall be in full force and effect and all conditions to the obligations of the Banks named therein to make the initial loans thereunder shall have been satisfied.

2.3 FTC Orders. Each FTC Order shall be satisfactory to each Noteholder, shall have been duly executed and approved by all necessary parties, and shall be in full force and effect.

2.4. Representations. All representations set forth in Section 3 shall be true and correct as of the Effective Date, except for such representations and warranties that speak of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

2.5. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated by this letter agreement shall be satisfactory to each Noteholder and its counsel, and each Noteholder shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

SECTION 3. Representations and Warranties. The Company represents and warrants to each Noteholder that (i) immediately before and after giving effect to the amendments to the Note Agreement in Section 1 hereof, (a) each representation and warranty set forth in paragraph 8 of the Note Agreement is true and correct other than those representations and warranties that speak as of a certain date, in which case such representation and warranty was true and correct as of such earlier date, (b) no Event of Default or Default exists and (ii) all necessary or required consents to this letter agreement have been obtained and are in full force and effect.

SECTION 4. Reference to and Effect on Note Agreement. Upon the effectiveness of the amendments made in this letter agreement, each reference to the Note Agreement in any other document, instrument or agreement shall mean and be a reference to the Note Agreement as modified by this letter agreement. Except as specifically set forth in Section 1 hereof, the Note Agreement and the Notes shall remain in full force and effect and are hereby ratified and confirmed in all respects. Except as specifically stated in Section 1 of this letter agreement, the execution, delivery and effectiveness of this letter agreement shall not (a) amend the Note Agreement, any Note or any other Transaction Document, (b) operate as a waiver of any right, power or remedy of the holder of any Note, or (c) constitute a waiver of, or consent to any departure from, any provision of the Note Agreement, any Note or any of the other Transaction Documents at any time. The execution, delivery and effectiveness of this letter agreement shall not be construed as a course of dealing or other implication that any holder of Notes has agreed to or is prepared to grant any amendment to, waiver of or consent under the Note Agreement, any Note or any other Transaction Document in the future, whether or not under similar circumstances.

SECTION 5. Expenses. The Company hereby confirms its obligations under the Note Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the holders of the Notes, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by such holders in connection with this letter agreement or the transactions contemplated hereby, in enforcing any rights under this letter agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 5 shall survive transfer by any holder of any Note and payment of any Note.

SECTION 6. Reaffirmation. Each Guarantor hereby consents to the foregoing amendments to the Note Agreement and hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Guaranty Agreement after giving effect to such amendments. Each Guarantor hereby acknowledges that, notwithstanding the foregoing amendments, that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. Without limiting the generality of the foregoing, each Guarantor agrees and confirms that the Guaranty Agreement continues to guaranty the obligations arising under or in connection with the Note Agreement, as the same may be amended by this letter agreement.

SECTION 7. Governing Law. THIS LETTER AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE WHICH WOULD OTHERWISE CAUSE THIS LETTER TO BE CONSTRUED OR ENFORCED OTHER THAN IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

SECTION 8. Counterparts; Section Titles. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this letter agreement. The section titles contained in this letter agreement are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 9 Acknowledgement of Status of Existing Credit Agreement. The Company acknowledges that the Credit Agreement (as defined in the Note Agreement prior to giving effect to the amendments contained in Section 1 hereof) has been renewed, extended, refinanced or replaced as contemplated by clause (a) of the definition of “Permitted Foreign Stock Pledge” contained in the Note Agreement as of the Effective Date.

Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ William Engelking
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD. THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.

By:	Prudential Investment Management (Japan), Inc., as Investment Manager

By:	Prudential Investment Management, Inc., as Sub-Adviser

By:	/s/ William Engelking
Vice President

FORETHOUGHT LIFE INSURANCE COMPANY RGA REINSURANCE COMPANY MTL INSURANCE COMPANY ZURICH AMERICAN INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ William Engelking
Vice President

Signature Page to Amendment and Restatement of Amendment No. 1 to Note Agreement

Accepted and Agreed to:

GRACO INC.

By:	/s/ James A. Graner
Name:	James A. Graner
Title:	Chief Financial Officer

GRACO MINNESOTA INC.

By:	/s/ James A. Graner
Name:	James A. Graner
Title:	Chief Financial Officer and Treasurer

GRACO OHIO INC.

By:	/s/ James A. Graner
Name:	James A. Graner
Title:	Chief Financial Officer and Treasurer

GRACO HOLDINGS INC.

By:	/s/ Christian E. Rothe
Name:	Christian E. Rothe
Title:	Chief Financial Officer and Treasurer

Signature Page to Amendment and Restatement of Amendment No. 1 to Note Agreement

SCHEDULE 8A(1)

SUBSIDIARIES

Subsidiary	Jurisdiction	Holders of Ownership Interests	Liable under a Contingent Obligation, or as a Co-Borrower or Co-Obligor, under a Primary Credit Facility

Finishing Brands Holdings Inc.	Minnesota	100% by the Company	No

Finishing Brands UK Limited	England and Wales	100% by Graco Limited	No

Graco Australia Pty Ltd.	Australia	100% by the Company	No

Graco BVBA	Belgium	100% by the Company	No

Graco Canada Inc.	Canada	100% by the Company	No

Graco do Brasil Ltda.	Brazil	100% by the Company[1]	No

Graco Fluid Equipment (Shanghai) Co., Ltd.	People’s Republic of China	100% by the Company	No

Graco Fluid Equipment (Suzhou) Co., Ltd.	People’s Republic of China	100% by Graco Minnesota Inc.	No

Graco Global Holdings S.á.r.l.	Luxembourg	100% by the Company	No

Graco GmbH	Germany	100% by the Company	No

Graco Holdings Inc.	Minnesota	100% by the Company	Guarantor under the Credit Agreement

Graco Hong Kong Ltd.	People’s Republic of China (Special Adm Region)	100% by the Company	No

Graco International Holdings S.á.r.l.	Luxembourg	100% by Graco Global Holdings S.á.r.l.	No

Graco K.K.	Japan	100% by the Company	No

Graco Korea Inc.	Korea	100% by the Company	No

Graco Ltd.	England and Wales	100% by the Company	No

Graco Minnesota Inc.	Minnesota	100% by the Company	Guarantor under the Credit Agreement

Graco Ohio Inc.	Ohio	100% by the Company	Guarantor under the Credit Agreement

Graco S.A.S.	France	100% by the Company	No

Graco Trading (Suzhou) Co., Ltd.	People’s Republic of China	100% by Graco Minnesota Inc.	No

Gusmer Sudamerica S.A.	Argentina	100% by the Company[2]	No

[1]	Includes shares held by executive officers of the Company or the relevant subsidiary to satisfy the requirements of local law.
[2]	Shares held by executive officers of the Company to satisfy the requirements of local law.

Schedule 8A(1)-1